Digital Music Distribution Agreement

1. Nature of Agreement. This Digital Music Distribution Agreement ("Agreement") and the attached Exhibit is entered into between David Hersk d.b.a. Hersk & Associates, with an address at 18 Western Terrace, Minneapolis, MN, 55426 USA Tel: 763 300 3718 Fax: 763 544 6336 "Customer" and Sound Revolution Recordings Inc. ("Sound Revolution"), a corporation with offices at located at 3955 Graveley Street, Suite 507, Burnaby, British Columbia, Canada, V6C 3T4 and describes the terms and conditions to which Sound Revolution shall perform digital music distribution services for Customer.

2. Reporting and Payments. In the event that more than $100 is owed to Customer by Sound Revolution for a calendar quarter, within thirty days of the end of the calendar quarter, Sound Revolution shall provide Customer with a written statement detailing the songs distributed and remit Customer's portion of the proceeds collected from the sales of Customer's music, net of Sound Revolution's distribution fees which include third party costs described in paragraph 7 below.

3. Licensed Sound Recordings. The music licensed under this agreement is all of the songs described in Exhibit "A" attached (the "Song Recordings").

4. Customer's Obligations. Customer shall deliver, at Sound Revolution’s cost, the following: 2 complete sets of DVD Masters of the Song Recordings in MP3 format ripped and genre labeled at 160 and 2 complete sets of audition masters of the Song Recordings in MP3 format ripped at 64 to Sound Revolution within 7 days of execution of this Agreement.

Customer represents and warrants on a continuing basis:
(a) that it owns or has secured all necessary rights to reproduce, distribute, transmit, sell, or otherwise exploit the Sound Recordings and the materials provided by Customer hereunder; (b) that it owns or has secured all rights necessary to allow Sound Revolution to perform the services hereunder (c) that it will comply with any obligations it may have under third party performance rights and distribution agreements; and that the Sound Recordings, music, and other audio content and materials provided by Customer hereunder do not violate or infringe any right of privacy or publicity, or contain any libelous, defamatory, obscene or unlawful material, or otherwise violate or infringe any other right of any person or entity (d) that the DVD containing Sound Recordings are of good quality. If, after receiving the first set of Sound Recordings, Sound Revolution determines that the Sound Recordings are not of sufficiently high quality to use in its website www.charitytunes.com, Sound Revolution has the option of not making the second payment installment. Customer must notify Sound Revolution in writing of any restrictions that may apply to the distribution, sales or promotions of Customer's encoded music, sound recordings, and other audio content, including any geographical restrictions. Customer shall also ensure that copyright information and other metadata included in Customer's encoded music, sound recordings, and other audio content and materials is accurate. Sound Revolution reserves the right to report mechanical and performance rights information to agencies that the Customer is under contract with, or to any person, firm, corporation or other entity with which Sound Revolution has a contract relating to such reports. Such right however, does not relieve any existing contractual reporting or financial obligations the Customer may directly have with such rights agencies or other third parties. Sound Revolution reserves the right to suspend or terminate services immediately if Sound Revolution has reasonable grounds to believe that Customer is utilizing services illegally or is in violation of any agreement with Sound Revolution.

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SR Digital Music Distribution Agreement Jan 11, 2005

5. Digital Distribution. In connection with Sound Revolution's exercise of its rights and obligations hereunder, Customer grants Sound Revolution the non-exclusive rights, within the territory of the world, to: (a) perform the Sound Recordings publicly by means of digital audio transmission; (b) distribute the Sound Recordings and other materials provided by Customer; and (c) otherwise make such items available as specified herein. The foregoing license shall include but shall not be limited to, the right to provide and transmit such music and other content through web sites, in-store kiosks, portable music players, mobile phones, personal digital assistants, wireless applications and other Internet enabled devices. Customer shall retain the selection and termination rights set forth above. Any retailer to whom Sound Revolution makes Customer's content available shall have the right to include or exclude such content from such retailer's inventory, and retailers shall have the right to market, advertise, promote and establish retail prices and any discounts for Customer's encoded music and audio content.

6. Compilation CD sales. Customer also grants Sound Revolution the right to distribute CDs composed of the Sound Recordings, in a CD containing a selection of songs predetermined by Sound Revolution or as a customized compilation, or as a compilation of songs chosen by Sound Revolution. Customer grants Sound Revolution all synchronization rights and other rights necessary for Sound Revolution to make available for sale, produce and distribute CDs with a selection of songs predetermined by Customer, customized compilation CDs, and other compilation CDs containing the Sound Recordings. Customer grants Sound Revolution the rights to synchronize the Sound Recordings with any other materials in any combination in order to promote the sale of the Sound Recordings.

7. Distribution Fees. Sound Revolution shall choose the price to download the Sound Recordings. For digital distribution, Sound Revolution shall deduct the following: (a) transaction processing fees, such as credit card transaction fees and other electronic commerce processing, patent royalties or other fees, payable to or retained by unaffiliated third parties in connection with effecting a transaction or transmission, if any; (b) sales tax, if any; (c) returns and credits, including, but not limited to, those on account of defective merchandise, errors in billing, and errors in transmission, if any; (d) mechanical royalties, if any; (e) public performance fees, if any; (f) shipping, if any; (g) union, guild or other third party fees that may be required by contract or the Copyright Act, if any; (h) Internet advertising and promotion costs, such as banner ads on other web sites to promote the Sound Recordings, if any, provided that costs shall not exceed 10% of gross revenues; (i) fees or donations payable to charities or other non-profit organizations pursuant to marketing or promotion programs implemented by the Distributor to promote the sale of digital Recordings; (j) Internet referral fees, such as fees payable to any third party who, through their web site, email or other means, refers to us a purchaser of copy or phonorecord of a Recording, if any, provided that such costs shall not exceed 10% of gross revenues; (k) Charity fees paid to charities or non-profit organizations as a payment or donation selected by music purchasers and in no case shall be more than 12% of the retail price; and (l) a $0.05 server/e-commerce charge from each single download, and an additional $0.15 fee for each song where a hard copy CD is ordered; and the remainder of the purchase price shall be divided with 50% to Sound Revolution and 50% to the Customer.

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7.1 Advance. Sound Revolution shall pay to Customer a non-returnable advance, recoupable by Sound Revolution from royalties payable to Customer hereunder, the sum of $5,000, payable as follows:

  $2,800 by certified cheque or money upon full execution of this Agreement; and
  $2,200 by July 31, 2005.

7.2 Delivery Costs. The costs of producing the DVDs are included in the advance. Sound Revolution shall cover all actual third party delivery costs (Fedex).

8. Promotional & Test Trials. Customer acknowledges that from time to time new users on Sound Revolution will be given promotional credits or coupons. In no event shall Sound Revolution be liable to Customer for Sound Recordings that are distributed through Sound Revolution as part of this or any other promotion or test trial where no payment is received by Sound Revolution.

9. Subscription Services. Sound Revolution intends to include the Sound Recordings as part of genre based subscription services Sound Revolution intends to offer to its Internet consumers. Sound Revolution agrees that any songs for which Customer must pay royalties, those songs will be divided into 6 sets and will be released to subscribers one set a month on a 6 month cycle. In order to calculate revenues where Customer's Sound Recordings are included with music from other companies, the total revenues from a particular genre will be calculated and divided according to the prorated share of downloads from Customer's Sound Recordings.

10. Term of Agreement. This Agreement is a non-exclusive agreement. The initial term of this Agreement is six years. Either party may terminate this Agreement due to breach if such breach is not cured within thirty days of receipt of written notification. Upon termination of this Agreement, Sound Revolution shall return physical CDs and other materials used for encoding Customer's encoded music to Customer and disable all public links to Customer's encoded music.

11. Limitation of Liability and Disclaimer. IN NO EVENT SHALL SOUND REVOLUTION BE LIABLE FOR ANY LOSS OF DATA, LOSS OF PROFITS, COST OF COVER OR OTHER SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING FROM OR IN RELATION TO THIS AGREEMENT OR THE USE OF THE SERVICES, HOWEVER CAUSED AND REGARDLESS OF THEORY OF LIABILITY. SOUND REVOLUTION SPECIFICALLY DISCLAIMS ALL WARRANTIES EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THE SYSTEM OR SERVICES PROVIDED BY SOUND REVOLUTION HEREUNDER. Customer shall indemnify, defend, and hold Sound Revolution harmless from and against any and all claims, demands, suits, objections, actions and causes of action arising out of any breach by Customer of this Agreement, or any it the representations, warranties, indemnities, covenants or undertakings made by Customer hereunder.

12. Miscellaneous. This Agreement constitutes the entire agreement between the parties on the subject matter hereof. No amendment or modification hereof will be valid or binding upon the parties unless made in writing and signed by the duly authorized representatives of both parties. The relationship of the parties hereunder is that of independent contractors, and this Agreement will not be construed to imply that either party is the agent, employee, or joint venturer of the other. In the event that any provision of this Agreement is held to be unenforceable, this Agreement will

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continue in full force and effect without said provision and will be interpreted to reflect the original intent of the parties. This agreement shall be interpreted under the laws of the Province of British Columbia and both parties enure to the exclusive jurisdiction of the Province of British Columbia. This Agreement may be assigned by either party. Waiver by either party of a breach of any provision of this Agreement or the failure by either party to exercise any right hereunder will not operate or be construed as a waiver of any subsequent breach of that right or as a waiver of any other right. Except for the payment of fees hereunder, nonperformance of either party will be excused to the extent that performance is rendered impossible by strike, fire, flood, earthquake, power outages, network failure, governmental acts or orders or restrictions, or any other reason when failure to perform is beyond the reasonable control of the nonperforming party. All currency in this Agreement refers to US dollars.

Customer Acceptance. Customer has read and agrees to the terms and conditions of this Agreement and Exhibit.

CUSTOMER:
DAVID HERSK d.b.a HERSK AND ASSOCIATES

x /s/ David Hersk
Signature
Jan 11, 2005
David Hersk	Date
Hersk & Associates

Sound Revolution Recordings Inc.:

x /s/ Penny Green	Jan 11, 2005
Penny O. Green, Signing Officer	Date

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SR Digital Music Distribution Agreement Jan 11, 2005

Exhibit A

The Song Recordings hereunder shall include all 6,664 sound recordings contained in the song library which was sent as an attachment to an email sent from David Hersk to Penny Green on January 10, 2005 and which is described the Table of Contents of the music library listed below:

Children's
Disney Instrumental Favorites	33	5
Disney Vocal Favorites	43	5
Lullabies	6	7
Nursery Rhymes - Instrumental	26	7
Nursery Rhymes - Vocal	115	7
Sing-A-Long, Camping Songs	26	10
Songs of Faith	24	11
Songs Of Inspiration	199	12
Adventure Stories	8	17
Aesop's Fables	81	17
Cooking Courses	10	20
Fairy Tales	25	20
Interactive Role Playing	7	21
Totals	603

Children's Alternative Versions
Lullabies	6	22
Nursery Rhymes - Instrumental	1	22
Nursery Rhymes - Vocal	95	22
Sing-A-Long, Camping Songs	4	25
Totals	106

Classical Music
Bach	29	27
Beethoven	56	27
Berlioz	6	29
Bizet	28	29
Brahms	16	29
Chopin	16	30
Debussy	8	30

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	# of Selections	Page#
Classical Music
Dvorak	24	31
Handel	49	31
Haydn	8	32
John Strauss	10	32
Mendelssohn	14	33
Mozart	18	33
Ravel	8	33
Schubert	11	34
Tchaikovsky	12	34
Verdi	12	34
Vivaldi	29	35
Wagner	5	35
Totals	359

Classical Vocals
Opera	52	36
Virtuosos	75	37
Totals	127

Country
Dance Collections	37	40
Totals	37

Dance Music
Big Band	110	41
Dance Collections	197	43
Latino	235	48
Polkas & Waltzes	247	54
Totals	789

Easy Listening
Candle Light Favorites	113	62
Romantic Themes	303	65
Sounds Of Nature	28	73
Totals	444

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	# of Selections	Page#
Holiday Favorites
Christmas - Instrumental	752	74
Christmas - Vocal	422	94
Totals	1174

Inspirational
Inspirational - Contemporary	262	105
Inspirational - Vocal	187	111
Totals	449
Jazz
Original Recordings	135	117
Totals	135

Rock & Pop
Alternative Rock	18	121
Electronic	34	121
Rap	26	122
Reggae	58	123
Rhythm & Blues	259	124
Symphonic Rock	118	131
Techno - Jungle	28	134
Tributes To - Instrumental	109	135
Tributes To - Vocal	301	141
Vintage Rock - Original Artists - New Recordings	297	148
Vintage Rock - Original Recordings	256	156
Vintage Rock - Sound Alikes	49	163
Totals	1553

Specialty
Wedding Music	13	165
Wrestling Music	32	165
Totals	45

Stage & Screen
Movie Themes	316	167
Stage & Screen Music	165	175
Totals	481

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	# of Selections	Page#
World Music
African	22	181
American	111	181
American Songwriters	38	184
Asia	11	185
Celtic	93	186
England	11	188
Folk Music	22	188
Gypsy Music	29	189
Hawaiian Melodies	14	190
Mediterranean	11	190
Totals	362

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